                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.         )

      Filed by the registrant /X/

      Filed by a party other than the registrant / /

      Check the appropriate box:
      / /        Preliminary proxy statement
      /X/        Definitive proxy statement
      / /        Definitive additional materials
      / /        Soliciting material pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                            MORTON'S RESTAURANT
      GROUP, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

                            MORTON'S RESTAURANT GROUP,
      INC.
      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6 (i) (4)
           and 0-11.

           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary proxy materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:

           (2)  Form, schedule or registration statement no.:

           (3)  Filing party:

           (4)  Date filed:

                        MORTON'S RESTAURANT GROUP, INC.
                            3333 NEW HYDE PARK ROAD
                         NEW HYDE PARK, NEW YORK 11042

Dear Stockholder:

    You are cordially invited to the Annual Meeting of Stockholders of Morton's Restaurant Group, Inc. to be held at 9:00 a.m. on Tuesday, May 9, 2000, at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530.

    The Notice of Meeting and Proxy Statement on the following pages cover the formal business of the meeting, which includes proposals to (i) elect two directors, (ii) ratify the re-appointment of KPMG LLP, certified public accountants, as the Company's independent auditors for the fiscal year ending December 31, 2000, and (iii) approve the adoption of the 2000 Stock Option Plan.

    We hope that you will be able to attend the Annual Meeting in person. In any event, in order that we may be assured of a quorum, we request that you complete, sign, date and return the enclosed proxy as soon as possible. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          [LOGO]

                                          ALLEN J. BERNSTEIN

                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

March 28, 2000

                        MORTON'S RESTAURANT GROUP, INC.

                            3333 NEW HYDE PARK ROAD
                         NEW HYDE PARK, NEW YORK 11042

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 2000

                            ------------------------

To the Stockholders of
MORTON'S RESTAURANT GROUP, INC.

    The Annual Meeting of Stockholders of Morton's Restaurant Group, Inc. (the "Company") will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, at 9:00 a.m. on Tuesday, May 9, 2000, for the following purposes:

        1. to elect two directors to Class 2 of the Board of Directors to serve three-year terms and until their successors are duly elected and qualified;

        2. to ratify the re-appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000;

        3. to consider and act upon a proposal to adopt the 2000 Stock Option Plan; and

        4. to consider and transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on March 23, 2000 will be entitled to vote at the meeting.

                                          Agnes Longarzo
                                          SECRETARY

March 28, 2000

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                        MORTON'S RESTAURANT GROUP, INC.
                            3333 NEW HYDE PARK ROAD
                         NEW HYDE PARK, NEW YORK 11042

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 2000

                            ------------------------

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of Morton's Restaurant Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, at 9:00 a.m., on Tuesday, May 9, 2000, or at any adjournment or adjournments thereof (the "Annual Meeting").

    A proxy that is properly submitted to the Company may be properly revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). A proxy which is properly signed, submitted and not revoked will be voted for the nominees for director named in proposal 1 and in favor of proposals 2 and 3 unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company has retained Corporate Investor Communications, Inc. to assist it in soliciting proxies at an anticipated cost of approximately $3,000. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. It is anticipated that the mailing of this Proxy Statement will commence on or about April 1, 2000.

                               VOTING SECURITIES

    The Company had outstanding 4,828,374 shares of common stock, par value $.01 per share ("Common Stock"), at the close of business on March 23, 2000, which are the only securities of the Company entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting. Only stockholders of record at the close of business on March 23, 2000 will be entitled to vote.

                               VOTING PROCEDURES

    The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The nominees for directors of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors of the Company.

    Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum. Since Proposals 2 and 3 must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting, abstentions on these proposals will also have the effect of a negative vote.

    Under the rules of the New York Stock Exchange (NYSE), brokers who hold shares in street name have the authority to vote on certain routine items even when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the non-contested election of directors and ratification of auditors but may not vote shares held for customers without specific instructions from such customers in respect of approving a stock option amendment involving the issuance of stock or options to directors, officers or employees in an amount that exceeds five percent of the class of stock outstanding. With respect to Proposal 3, no broker may vote shares held for customers without specific instructions from such customers. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the Proposals.

    Shares of Common Stock held by stockholders who do not return a signed and dated proxy and who do not attend the meeting in person will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be voted on any matter.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

    The Certificate of Incorporation of the Company provides for the classification of the Board of Directors into three classes, with the classes being as nearly equal in number as possible. The current term of office of the Class 2 directors will expire at the Annual Meeting; the current term of office of the Class 3 directors will expire at the 2001 annual meeting; and the current term of office of the Class 1 directors will expire at the 2002 annual meeting (in each case, when their respective successors are duly elected and qualified). The class of directors to be elected at each annual meeting will be elected for a three-year term and the directors in the other classes will continue in office.

    The Certificate of Incorporation permits the Board of Directors to create new directorships and to elect new directors therefor to serve for the full term of the class of directors in which the new directorship was created. The by-laws of the Company provide that a vacancy on the Board of Directors occurring from an increase in the number of directors or otherwise may be filled by the vote of a majority of directors then in office, though less than a quorum, or by a sole remaining director.

    The Company's by-laws provide that the Board of Directors shall consist of not less than three nor more than nine directors. The Board of Directors has fixed the number of directors at eight. The terms of Dr. John J. Connolly and Mr. David B. Pittaway expire at the Annual Meeting. Dr. Connolly and
Mr. Pittaway have been renominated by the Board of Directors for election at the Annual Meeting as Class 2 directors to serve (subject to the Company's by-laws) until the election and qualification of their successors at the 2003 annual meeting of stockholders. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated), the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

    The following table sets forth information with respect to the nominees and each of the directors whose term extends beyond the Annual Meeting, including the year in which the nominees' terms would expire, if elected.

                                                                    YEAR TERM EXPIRES,
NAME                                   AGE       DIRECTOR SINCE    IF ELECTED, AND CLASS
----                                 --------   ----------------   ---------------------
Lee M. Cohn........................     52      August 1997           2002 Class 1
Dianne H. Russell..................     56      May 1993              2002 Class 1
Alan A. Teran......................     54      May 1993              2002 Class 1
Dr. John J. Connolly...............     60      October 1994          2003 Class 2
David B. Pittaway..................     48      December 1988         2003 Class 2
Allen J. Bernstein.................     54      December 1988         2001 Class 3
Thomas J. Baldwin..................     44      November 1998         2001 Class 3
John K. Castle.....................     59      December 1988         2001 Class 3

    Lee M. Cohn has been a Director of the Company since August 1997. Mr. Cohn co-founded and has been the chief executive officer of Big 4 Restaurants, Inc. since 1973. Mr. Cohn has served on the boards of Valley Big Brothers and the Phoenix Ballet Company and is an active member of The Phoenix Thunderbirds, The Fiesta Bowl Committee and the Young Presidents Organization (YPO). Mr. Cohn is a director of Luther's Acquisition Corp. and Wilshire Restaurant Group, Inc.

    Dianne H. Russell has been a Director of the Company since May 1993.
Ms. Russell is a Senior Vice President and Manager of the Merchant Banking Operations of Imperial Bank in Boston. Formerly, Ms. Russell was President of Hyde Boston Capital, a financial consulting company, since January 1992, and before that, a Senior Vice President and Department Executive at BankBoston, N.A., a national bank, where she was employed from 1975 to 1991. Ms. Russell is the Chairman of the Financial Advisory Board of the Commonwealth of Massachusetts.

    Alan A. Teran has been a Director of the Company since May 1993. Mr. Teran was the President of Cork 'N Cleaver Restaurants from 1975 to 1981. Since 1981, Mr. Teran has been a principal in private restaurant businesses. Mr. Teran is currently a Director of Good Times, Inc. and Charlie Browns Acquisition Corp. and previously served on the Board of Boulder Valley Bank and Trust.

    Dr. John J. Connolly has been a Director since October 1994. He is the President and Chief Executive Officer of Castle Connolly Medical LTD since 1992. He previously served as President and CEO of New York Medical College for over ten years. He is a Fellow of the New York Academy of Medicine and a member of the New York Academy of Science. He serves on the President's Advisory Council of the United Hospital Fund, as a Director of Funding First and as a Director of the New York Business Group on Health. He also has served as Chairman of the Board of Trustees of St. Francis Hospital in Poughkeepsie and as a member of the Board of Trustees of St. Agnes Hospital in White Plains. He is a fellow of the New York Academy of Medicine and is a Director, founder and past Chairman of the American Lyme Disease Foundation. Dr. Connolly serves as a Trustee emeritus and past Chairman of the Board of the Culinary Institute of America and Director of the Westchester County Association. Dr. Connolly also presently serves as a Director of Dearborn Risk Management, Charlie Browns Acquisition Corp. and as Chairman and a Director of AlphaGene, Inc.

    David B. Pittaway has been a Director of the Company since December 1988. He was a Vice President from December 1988 through May 1993 and Assistant Secretary from May 1988 through September 1993. Mr. Pittaway is Senior Managing Director and has been Vice President and Secretary of Castle Harlan, Inc., a private merchant bank in New York City since February 1987. Mr. Pittaway has been Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998 he was Vice President and Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Prior thereto, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson Lufkin & Jenrette, Inc.

Mr. Pittaway is also a director of Commemorative Brands, Inc., Equipment Support Services, Inc., Charlie Browns Acquisition Corp., Luther's Acquisition Corp. and Wilshire Restaurant Group, Inc.

    Allen J. Bernstein has been Chairman of the Board of the Company since October 1994 and Chief Executive Officer and a Director of the Company since December 1988. He has been President of the Company since September 1997 and was previously President of the Company from December 1988 through October 1994.
Mr. Bernstein has worked in many various aspects of the restaurant industry since 1970. Mr. Bernstein is also a director of Dave and Busters, Inc., Charlie Browns Acquisition Corp., Luther's Acquisition Corp. and Wilshire Restaurant Group, Inc.

    Thomas J. Baldwin was elected a Director of the Company in November 1998 and Executive Vice President in January 1997. He previously served as Senior Vice President, Finance of the Company since June 1992, and Vice President, Finance since December 1988. In addition, Mr. Baldwin has been Chief Financial Officer, Assistant Secretary and Treasurer of the Company since December 1988. His previous experience includes seven years at General Foods Corp., now a subsidiary of Kraft General Foods/Philip Morris Companies, Inc., where he worked in various financial management and accounting positions, and two years at Citicorp where he served as Vice President responsible for strategic planning and financial analysis at a major corporate banking division. Mr. Baldwin is currently a director of Charlie Browns Acquisition Corp. Mr. Baldwin is a licensed certified public accountant in the State of New York.

    John K. Castle has been a Director of the Company since December 1988.
Mr. Castle is Chairman and Chief Executive Officer of Branford Castle, Inc., an investment company formed in 1986. Since 1987, Mr. Castle has been Chairman of Castle Harlan, Inc., a private merchant bank in New York City. Immediately prior to forming Castle Harlan, Inc., Mr. Castle was President and Chief Executive Officer and a Director of Donaldson Lufkin & Jenrette, Inc., one of the nation's leading investment banking firms. Mr. Castle is a Director of Sealed Air Corporation, Commemorative Brands, Inc., Universal Compression, Inc.,
AdobeAir, Inc., Wilshire Restaurant Group, Inc. and a Managing Director of Statia Terminals Group, N.V. Mr. Castle is a member of the Corporation of the Massachusetts Institute of Technology and is also a trustee of the New York Presbyterian Hospital, Inc. and the Whitehead Institute of Biomedical Research. Formerly, Mr. Castle was a Director of The Equitable Life Assurance Society and the New York Medical College (for 11 years he was Chairman of the Board).

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors of the Company held six meetings during the fiscal year ended January 2, 2000 ("fiscal 1999"). Each current director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he or she was a member during such year.

    The Board of Directors has created three standing committees: a three-member Executive Committee, a three-member Audit Committee and a three-member Compensation and Stock Option Committee.

    The Executive Committee has, and may exercise between meetings of the Board of Directors, all the power and authority of the Board of Directors in the management of the business affairs of the Company, subject to certain limitations. The Executive Committee held four meetings in fiscal 1999. Its members are Allen J. Bernstein, John K. Castle and David B. Pittaway.

    The Audit Committee recommends to the Board of Directors the engagement of the independent auditors, and has the authority to review with the auditors and with the Company's management all matters relating to the annual audit of the Company. The Audit Committee held two meetings in fiscal 1999. Its members are David B. Pittaway, Dianne H. Russell and Alan A. Teran.

    The Compensation and Stock Option Committee has the authority to review and approve the remuneration arrangements for executive officers and employees of the Company, review the benefit plans for employees and select participants, approve awards under, interpret and administer the employee benefit plans of the Company. The Compensation Committee held five meetings in fiscal 1999. Its members are John K. Castle, Lee M. Cohn and John J. Connolly.

    The Board of Directors does not have a nominating committee. Changes in directors are considered by the whole Board of Directors.

    The Company's Certificate of Incorporation provides that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed to the Secretary of the Company, Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, New York 11042, not less than 45 days nor more than 60 days prior to the meeting, except that if less than 55 days notice or prior public disclosure of the meeting is given or made to stockholders, such written notice shall be received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or such public disclosure was made, whichever first occurs. Each notice shall set forth all information regarding each nominee proposed in such notice that would be required to be included in a proxy statement soliciting proxies for the proposed nominee (including such person's written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. If the Chairman of the meeting determines that a nomination was not made in accordance with the nomination procedure, such nomination will be disregarded.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 23, 2000, with respect to the beneficial ownership of the Company's Common Stock of each director, each nominee for director, each named executive officer in the summary compensation table under "Executive Compensation" below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals or entities.

                                                        SHARES OF
                                                       COMMON STOCK        PERCENT OF
NAME                                              BENEFICIALLY OWNED (1)   CLASS (2)
----                                              ----------------------   ----------
Thomas J. Baldwin (3)...........................           69,930              1.44%
John T. Bettin..................................            9,170                 *
Allen J. Bernstein (3)..........................          449,955              8.99%
John K. Castle..................................            5,178                 *
Lee M. Cohn.....................................            1,000                 *
Dr. John J. Connolly............................              400                 *
Klaus W. Fritsch (3)............................           26,425                 *
David B. Pittaway...............................            3,132                 *
Dianne H. Russell...............................              500                 *
Allan C. Schreiber (3)..........................           22,875                 *
Alan A. Teran...................................              200                 *
FMR Corp. (4)(6)................................          818,900             16.96%
Lazard Freres & Co. LLC (4).....................          492,500             10.20%
Capital Research and Management Company (4).....          485,000             10.04%
Massachusetts Financial Services Company (4)....          426,000              8.82%
Baron Capital Group, Inc. (4)...................          375,000              7.77%
Brinson Partners, Inc. (4)......................          372,904              7.72%
Goldman, Sachs & Co. (4)........................          358,000              7.41%
Chartwell Investment Partners (4)...............          270,404              5.60%
Executive Officers and Directors as a Group
  (12 Persons) (5)..............................          603,290             11.83%

------------------------

*   Represents less than 1%.

(1) Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Percent of Class based upon 4,828,374 outstanding shares of Common Stock plus, for those persons who hold options to acquire shares of Common Stock, the number of shares of Common Stock beneficially owned by such person as of March 23, 2000.

(3) Includes beneficial ownership of shares of Common Stock issuable upon exercise of outstanding incentive stock options issued under the Stock Option Plan as follows: Thomas J. Baldwin (27,750), Allen J. Bernstein (178,750), Klaus W. Fritsch (26,425), and Allan C. Schreiber (22,875). Excludes shares of Common Stock issuable upon exercise of incentive stock options issued under the Stock Option Plan which are not exercisable by May 23, 2000.

(4) Shares of Common Stock beneficially owned by FMR Corp., Lazard Freres & Co. LLC ("Lazard"), Capital Research and Management Co. ("CRM"), Massachusetts Financial Services Company ("MFS"), Baron Capital Group, Inc. ("BCG"), Brinson Partners, Inc. ("Brinson"), and Goldman, Sachs & Co. ("GS&C"), are listed according to reports on Schedule 13G as of December 31, 1999 filed on February 14, 2000, February 15, 2000, February 14, 2000, February 11, 2000, February 15, 2000, February 11, 2000, and February 11, 2000, respectively. Shares of Common Stock beneficially owned by Chartwell Investment Partners ("Chartwell") are listed according to a report filed on Schedule 13F as of December 31, 1999 filed on February 15, 2000.

        Based upon information set forth in such report on Schedule 13G filed by FMR Corp., FMR Corp. and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., each of which is the beneficial owner of 818,900 shares or 16.96% of the Common Stock as a result of acting as an investment advisor to several investment companies. Members of the Edward C. Johnson 3(rd)family, FMR Corp., through its control of Fidelity, and the aforementioned investment companies each has sole dispositive power over these 818,900 shares. The ownership of two investment companies, Fa Value Strategies Fund and Fidelity Low-Priced Stock Fund, amounted to 424,800 shares or 8.80% and 360,000 shares or 7.46%, respectively, of the Common Stock. The power to vote such shares resides with the aforementioned investment companies' Boards of Trustees.

        Based upon information set forth in such report on Schedule 13G filed by Lazard, Lazard has sole voting and sole dispositive power over 492,500 shares or 10.20% of the Common Stock.

        Based upon information set forth in such report on Schedule 13G filed by CRM, CRM has sole dispositive power over 485,000 shares or 10.04% of the Common Stock as a result of acting as investment advisor to SmallCap World Fund, Inc. which has sole voting power over 415,000 or 8.60% of these shares.

        Based upon information set forth in such report on Schedule 13G filed by MFS, MFS has sole voting and sole dispositive power over 426,000 shares or 8.82% of the Common Stock. MFS Series Trust II--MFS Emerging Growth Fund is also a beneficial owner of these 426,000 shares.

        Based upon information set forth in such report on Schedule 13G filed by BCG, BCG is the beneficial owner of 375,000 shares or 7.77% of the Common Stock. Baron Small Cap Fund, an investment company advised by BCG has shared voting and dispositive power over these 375,000 shares and Mr. Ronald Baron through his control of BCG has shared voting and dispositive power over these 375,000 shares.

        Based upon information set forth in such report on Schedule 13G filed by Brinson, Brinson is the beneficial owner of 372,904 shares or 7.72% of the Common Stock and has sole voting and shared dispositive power over these shares as a result of acting as investment advisor. UBS AG through its control of Brinson, its wholly-owned subsidiary, is also a beneficial owner of these 372,904 shares.

        Based upon information set forth in such report on Schedule 13G filed by GS&C, GS&C has shared voting and dispositive power over 358,000 shares or 7.41% of the Common Stock. Goldman Sachs Trust, on behalf of Goldman Sachs Small Cap Value Fund, is a beneficial owner of 240,000 or 4.97%, of these shares.

        Based upon information set forth in such report on Schedule 13F filed by Chartwell, Chartwell has sole voting power over 270,404 shares or 5.60% of the Common Stock.

(5) Includes beneficial ownership of 270,325 shares of Common Stock issuable in the aggregate upon exercise of outstanding incentive and non-qualified stock options issued under the Stock Option Plan to officers of the Company. Excludes shares of Common Stock issuable upon exercise of incentive and non-qualified stock options issued under the Stock Option Plan which are not exercisable by May 23, 2000.

(6) Pursuant to the terms of the Company's Rights Plan, dated December 15, 1994 (the "Rights Plan"), the rights issued thereunder have not become exercisable as a result of the beneficial ownership held by FMR Corp. exceeding 15%. In accordance with the terms of the Rights Plan, the rights issued thereunder will not become exercisable upon a stockholder's beneficial ownership exceeding 15% of the outstanding stock of the Company if the increase above 15% is caused by the Company's repurchase of stock. The beneficial ownership of FMR Corp. has increased above 15% as a result of repurchases of stock by the Company. Any further purchases of stock by FMR Corp. would activate the Rights Plan. The Company has notified FMR Corp. of this fact. Management of FMR Corp. has indicated that it does not intend to purchase any additional shares of stock in the Company. The Company will continue to monitor the beneficial ownership percentages of FMR Corp. and other significant shareholders and notify those shareholders of the possibility of triggering the Rights Plan.

    The address of each of the directors, nominees for director and executive officers named in the table above is c/o Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, NY 11042. The addresses for the other 5% beneficial owners of the Company's Common Stock are as follows: FMR Corp., 82 Devonshire Street, Boston, MA 02109; Lazard Freres & Co. LLC, 30 Rockefeller Plaza, New York, NY 10020; Capital Research & Management Co., 333 South Hope Street, Los Angeles, CA 90071; Massachusetts Financial Services Company, 500 Boylston Street, Boston, MA 02116; Baron Capital Group, Inc., 767 Fifth Avenue, 24(th) Floor, New York, NY 10153; Brinson Partners, Inc., 209 South LaSalle, Chicago, IL 60604; Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 and Chartwell Investment Partners, 1235 Westlakes Drive, Suite 330, Berwyn, PA 19312.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, for the Company's last three fiscal years (ended January 2, 2000, January 3, 1999, and December 28, 1997), the compensation of those persons who were, at January 2, 2000, (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (together the "Named Officers"):

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                           ANNUAL COMPENSATION (1)        SECURITIES
                                        ------------------------------    UNDERLYING     ALL OTHER
                                                    SALARY     BONUS       OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR       ($)        ($)          (#)            ($)
---------------------------             --------   --------   --------   ------------   ------------
Allen J. Bernstein....................    1999     $625,000   $350,000       65,000        $43,121(2)(3)
  Chairman of the Board, President        1998     $472,508   $270,000      130,000        $43,959(4)(5)
  and Chief Executive Officer             1997     $408,762   $236,000       50,000        $43,936(6)(7)

Thomas J. Baldwin.....................    1999     $244,923   $160,000       30,000        $ 2,860(2)(3)
  Executive Vice President, Chief         1998     $239,596   $125,000       56,000        $ 3,678(4)(5)
  Financial Officer, Assistant
    Secretary                             1997     $204,808   $115,000       20,000        $ 3,645(6)(7)
  and Treasurer

Allan C. Schreiber....................    1999     $172,615   $ 90,000        6,500        $ 2,860(2)(3)
  Senior Vice President, Development      1998     $147,926   $ 85,000       13,000        $ 3,678(4)(5)
                                          1997     $141,549   $ 42,000        5,000        $ 3,424(6)(7)

Klaus W. Fritsch......................    1999     $149,307   $150,000        7,000        $ 2,560(3)
  Vice Chairman and Co-Founder,           1998     $129,846   $ 75,000       12,700        $ 3,398(5)
  Morton's of Chicago, Inc.               1997     $124,816   $ 60,000        5,000        $ 3,375(7)

John T. Bettin........................    1999     $229,826   $ 55,000       10,000             --
  President, Morton's of Chicago, Inc.    1998     $ 93,565         --       50,000             --
                                          1997           --         --           --             --

------------------------

(1) Includes cash bonuses paid in the referenced fiscal year with respect to services rendered in the prior fiscal year. Excludes cash bonuses paid in the following fiscal year with respect to services rendered in the referenced fiscal year. Cash bonuses paid in 2000 with respect to services rendered in 1999, which bonuses are excluded from 1999 bonuses, are as follows: Allen J. Bernstein ($375,000), Thomas J. Baldwin ($175,000), Allan
    C. Schreiber ($105,000), Klaus W. Fritsch ($100,000) and John T. Bettin ($140,000).

(2) Represents or includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of: Allen J. Bernstein ($40,561), Thomas J. Baldwin ($300), and Allan C. Schreiber ($300).

(3) Includes employer contributions made by the Company pursuant to the Morton's Group Profit Sharing and Cash Accumulation Plan and Trust (the "Morton's Plan"), which is a retirement plan intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of: Allen J. Bernstein ($2,560), Thomas J. Baldwin ($2,560), Allan
    C. Schreiber ($2,560), and Klaus W. Fritsch ($2,560).

(4) Represents or includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of: Allen J. Bernstein ($40,561), Thomas J. Baldwin ($280) and Allan C. Schreiber ($280).

(5) Includes employer contributions made pursuant to the Plan for the benefit of: Allen J. Bernstein ($3,398), Thomas J. Baldwin ($3,398), Allan C. Schreiber ($3,398) and Klaus W. Fritsch ($3,398).

(6) Represents or includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of: Allen J. Bernstein ($40,561), Thomas J. Baldwin ($270) and Allan C. Schreiber ($270).

(7) Includes employer contributions made by the Company pursuant to the Plan for the benefit of: Allen J. Bernstein ($3,375), Thomas J. Baldwin ($3,375), Allan C. Schreiber ($3,154) and Klaus W. Fritsch ($3,375).

OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth, for fiscal 1999, information concerning grants of stock options to the Named Officers:

                                                   INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                            ---------------------------------------------------------------   VALUE AT ASSUMED RATES
                               NUMBER OF                                                          OF STOCK PRICE
                                SHARES          % OF TOTAL                                    APPRECIATION FOR OPTION
                              UNDERLYING      OPTIONS GRANTED                                          TERM
                            OPTIONS GRANTED   TO EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   -----------------------
NAME                            (#) (1)       FISCAL YEAR (2)     ($/SHARE)         DATE       5% ($)       10% ($)
----                        ---------------   ---------------   --------------   ----------   ---------   -----------
Allen J. Bernstein........       65,000            31.1%            $13.813       11/18/09    $564,634    $1,430,844
Thomas J. Baldwin.........       30,000            14.4%            $13.813       11/18/09    $260,600    $  660,389
Allan C. Schreiber........        6,500             3.1%            $13.813       11/18/09    $ 56,463    $  143,084
Klaus W. Fritsch..........        7,000             3.4%            $13.813       11/18/09    $ 60,807    $  154,091
John T. Bettin............       10,000             4.8%            $13.813       11/18/09    $ 86,867    $  220,130

------------------------

(1) Represents options granted under the Stock Option Plan and nonqualified stock options. Such options vest and become exercisable with respect to 25% of the shares subject thereto two years after the date of grant and, thereafter, options with respect to 25% of the shares subject thereto will vest and become exercisable on each of the third, fourth and fifth anniversary of the date of grant, provided that the grantee remains in the employ of the Company. Vested options may not be exercised beyond three months after the grantee ceases to be employed by the Company.

(2) Based on a total of 208,700 options granted to 86 employees of the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth, for fiscal 1999, information concerning the exercise of options by the Named Officers and the value of unexercised options of the Named Officers:

                                                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                              SHARES                           OPTIONS AT FY-END (#)              AT FY-END ($)(1)
                           ACQUIRED ON       VALUE       ---------------------------------   ---------------------------
NAME                       EXERCISE (#)   REALIZED ($)      EXERCISABLE      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ------------   ------------   -----------------   -------------   -----------   -------------
Allen J. Bernstein.......      81,205      $1,329,123         137,500           257,500        $610,938       $365,626
Thomas J. Baldwin........          --              --          12,500           108,500        $ 36,094       $153,750
Allan C. Schreiber.......          --              --          13,750            35,750        $ 44,219       $ 71,563
Klaus W. Fritsch.........          --              --          21,250            28,450        $101,094       $ 47,344
John T. Bettin...........          --              --              --            60,000              --       $ 16,875

------------------------

(1) Based upon the closing sale price of $15.50 per share of the Company's Common Stock on January 2, 2000 on the New York Stock Exchange and calculated net of the respective option exercise price.

    The Company has not awarded stock appreciation rights to any employee and has no long term incentive plans, as that term is defined in the regulations of the Securities and Exchange Commission (the "SEC"). The Company has a stock option plan and bonus plans. During fiscal 1999, the Company did not adjust or amend the exercise price of stock options awarded to the Named Officers, whether through amendment, cancellation or replacement grants, or other means. Also, the Company presently has no defined benefit or actuarial plans covering any employees of the Company.

COMPENSATION OF DIRECTORS

    Each non-officer director of the Company is entitled to receive directors' fees at the rate of $15,000 per year. All directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board of Directors or committees of the Board.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL CONTRACTS

    Pursuant to a Second Amended and Restated Employment Agreement dated as of February 28, 1995, as amended on October 1, 1998, between the Company and Allen
J. Bernstein, Mr. Bernstein serves as Chairman of the Board, President and Chief Executive Officer of the Company. His current annual base salary of $625,000 is subject to minimum adjustments based upon increases in the Consumer Price Index for Urban Wage Earners and Clerical Workers. In addition, Mr. Bernstein is eligible to receive an annual bonus of up to 120% of his base salary based upon the Company attaining a profitability target, which in the discretion of the Board of Directors may be based on net income, operating income, net cash flow (adjusted for nonrecurring items) or any other basis it considers appropriate. Mr. Bernstein's employment agreement is terminable by the Company upon 60 months written notice or at any time for Cause (as defined in his employment agreement) and by Mr. Bernstein in the event of non-payment of amounts due under the agreement or if he is assigned duties inconsistent with his capacity as Chief Executive Officer of the Company. In the event of such a termination by Mr. Bernstein or in the event of a termination by the Company for any reason other than Cause, death or disability, Mr. Bernstein is entitled to receive either (i) severance pay for a 60 month period following such termination or the delivery of the Company's notice of termination (the "Measuring Date"), in an amount equal to his base salary, a pro-rated bonus for the year of termination plus continuance of certain fringe benefits or (ii) at Mr. Bernstein's election (the "Election"), a lump-sum payment equal to 60 multiplied by $67,800. Upon
Mr. Bernstein's acquisition of alternative employment, the Company's monthly obligation to Mr. Bernstein will be reduced to $50,600 (if Mr. Bernstein has not made the Election). If, however, Mr. Bernstein had made the Election and acquires alternative employment, he shall repay to the Company an amount equal to the product of $17,366 and a number equaling the difference between 60 and the number of months between the Measuring Date and the date Mr. Bernstein commences such new employment.

    Effective December 15, 1994, the Company entered into change of control agreements with Allen J. Bernstein and Thomas J. Baldwin (the "Change of Control Agreements"). The Change of Control Agreements have a three-year term, subject to automatic renewal for additional three-year periods on each third anniversary of the Agreements unless the Company gives the executive at least 60 days' prior notice that the Agreement will not be so extended. Pursuant to these Agreements, the Company agrees to continue the executive in its employ for a three-year period (the "Continuation Period") following a "Change of Control" (as is defined in the applicable Change of Control Agreement). If, during the Continuation Period, the executive's employment is terminated by the Company other than for "Cause" (as defined in the applicable Change of Control Agreement) or if the executive terminates his employment with the Company for "Good Reason" (as defined in the applicable Change of Control Agreement), the Company is required to make a cash lump sum payment to the executive equal to
2.99 times his base salary amount, as computed under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), less any severance payments payable to such executive pursuant to employment agreements, where applicable; subject to reduction to the extent the total amount received by the executive under the

Change of Control Agreements and any other agreement by reason of a Change of Control would constitute a "parachute payment" under Section 280G(b)(2) of the Internal Revenue Code. In addition, for a period of at least three years after such termination the Company is required to continue to provide the executive with welfare benefits similar to those received by him when employed by the Company. In general, an individual's base amount as used above is the average annual compensation included in the gross income of such individual for the most recent five taxable years ending before a Change of Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation and Stock Option Committee of the Board of Directors consists of John K. Castle, Lee M. Cohn and Dr. John J. Connolly. No member of the Compensation and Stock Option Committee is a former or current officer or employee of the Company or any of its subsidiaries. In addition, except as set forth below, there are no relationships among the Company's executive officers, members of the Compensation and Stock Option Committee or entities whose executives serve on the Board of Directors or the Compensation and Stock Option Committee that require disclosure under applicable Securities and Exchange Commission regulations. During fiscal 1999, in exchange for consulting services provided by the Company to Wilshire Restaurant Group, Inc. ("Wilshire") and Castle Harlan Partners III, L.P. ("CHPIII") in connection with CHPIII's formation of Wilshire and Wilshire's acquisition of Marie Callender Pie
Shops, Inc., a chain of restaurants based in California, the Company received a $375,000 consulting fee from Wilshire and is entitled, for a nominal amount, to purchase common and preferred stock of Wilshire. Mr. Allen J. Bernstein, Mr. John J. Castle, Mr. Lee M. Cohn, and Mr. David B. Pittaway are Directors of the Company and also are members of the Board of Directors of Wilshire.
Mr. Allen J. Bernstein, Chairman, President and Chief Executive Officer of the Company, and Mr. Thomas J. Baldwin, Executive Vice President of the Company, each received individual consulting fees from Wilshire in January 2000 and are entitled to purchase shares of common and preferred stock of Wilshire. CHPIII is indirectly controlled by Mr. John K. Castle, a Director of the Company.

COMPENSATION COMMITTEE REPORT

    OVERVIEW AND PHILOSOPHY. The Compensation and Stock Option Committee (the "Committee") is composed entirely of non-management directors. It has been delegated the authority to review and approve the remuneration arrangements for the Chief Executive Officer and each of the other executive officers of the Company. In addition, the Committee reviews the benefit plans for employees of the Company and administers the Stock Option Plan and approves grants to be made in connection therewith.

    The Company's executive compensation is based upon three primary components: base salary, annual bonuses and grants of stock options. Such compensation also includes participation in various benefit plans generally available to employees of the Company. The objectives of the Committee in determining the type and amount of such executive officer compensation are to attract and retain superior talent and to align the interests of management with the best interests of stockholders.

    To motivate management to enhance profitability and stockholder returns, the Chief Executive Officer and other officers are paid an annual bonus based upon the Company attaining certain performance-related targets as described below, and participation in the Stock Option Plan provides the executive officers with the opportunity to build substantial ownership interest in the Company.

    Changes to Section 162(m) of the Internal Revenue Code may, effective for tax years beginning on or after January 1, 1994, limit the Company's deductions for any remuneration in excess of $1 million that is paid to certain executive officers. The Committee intends that the deduction for any compensation paid to any executive officer for the 1999 fiscal year will not be limited by
Section 162(m) of the Code.

    CASH COMPENSATION. Cash compensation typically consists of a base salary plus an annual performance bonus. The base salary for the Chief Executive Officer is fixed under such officers' employment agreement which is described above under the caption "Employment Contracts and Change of Control

Contracts." The base salary for the other executive officers and annual performance bonuses are also determined by the Committee, in each case based upon prevailing economic and business conditions and opportunities, performance by comparable organizations, performance of individual executives, stockholder value and such other criteria as the Committee deems relevant. No particular weightings are assigned by the Committee to any such factors. The Company paid bonuses to the Named Officers as described above in the Summary Compensation Table under the caption "Executive Compensation."

    STOCK OPTIONS. The executive officers, as well as other employees of the Company, are eligible to participate in the Stock Option Plan and may also receive non-qualified stock options. The purpose of issuing stock options is to motivate and retain employees who are responsible for attaining the primary long-term performance goals of the Company. Stock options are administered by the Committee. The Committee believes that awards of stock options provide the necessary long-term incentive to focus managers on building profitability and stockholder value. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and conditions consistent with the Stock Option Plan. The Committee granted non-qualified options and options under the Stock Option Plan to five executive officers as described above under the caption "Options Granted in Last Fiscal Year."

    In determining base salaries and annual bonuses, the Committee considered the individual experience and performance of each executive officer as well as the competitive marketplace to hire and retain qualified executives at the appropriate level relative to the position, responsibilities and performance of such executives. The Committee sets base salaries at levels which the Committee believes are competitive with those of comparable executives at similarly situated corporations.

    OTHER COMPENSATION. The Company provides certain other benefits, such as health insurance, to the executive officers that are generally available to Company employees.

    In addition, during fiscal 1994 the Company entered into Change of Control Agreements with certain of its executive officers as described above under the caption "Employment Contracts and Change of Control Contracts."

    In addition, certain executive officers are eligible to participate in the Morton's Plan, which is described above in note 3 to the Summary Compensation Table. Within certain limits prescribed by the Morton's Plan and applicable law, the Company may authorize discretionary employer contributions subject to certain limits, pro rata based upon compensation to eligible employees to a retirement account. The Company made profit sharing contributions to all of the Named Officers, as described above in the "Summary Compensation Table."

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. The base salary of the Chief Executive Officer is fixed under his employment agreement. The employment agreement, amended and restated as of February 28, 1995, and as amended on October 1, 1998, is terminable by the Company upon 60 months' written notice.

    The bonus paid thereunder is determined by the Committee based upon certain performance-related targets being obtained. At the beginning of each fiscal year the Committee establishes the profitability target which, in its discretion, may be based on net income, operating income, net cash flow (adjusted for nonrecurring items) or any other basis it considers appropriate. No particular weightings are assigned by the Committee to any such factors. The Chief Executive Officer is eligible to receive an annual bonus of up to 120% of his base salary based upon the Company attaining such target. The payment of an annual bonus and granting of options to the Chief Executive Officer are designed to motivate the Chief Executive Officer to enhance profitability and stockholder returns.

    The Company also entered into a Change of Control Agreement with the Chief Executive Officer as described above under the caption "Employment Contracts and Change of Control Contracts" in fiscal 1994.

                                        John K. Castle
                                        Lee M. Cohn
                                        John J. Connolly

                                        Members of the Compensation
                                        and Stock Option Committee

PERFORMANCE GRAPH

    Set forth below is a line-graph presentation comparing the cumulative stockholder return, calculated on a dividend reinvested basis, for the Company's Common Stock, against the cumulative total returns of the NASDAQ Composite Stock Index and the Nation's Restaurant News Stock Index for the period from December 31, 1994 through January 2, 2000. The graph assumes $100 was invested in the Company's Common Stock, the NASDAQ Composite Stock Index and the Nation's Restaurant News Stock Index on December 31, 1994. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                 MORTON'S RESTAURANT GROUP, INC. COMMON STOCK,
          NASDAQ COMPOSITE AND NATION'S RESTAURANT NEWS STOCK INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                    DEC-94  DEC-95  DEC-96  DEC-97  DEC-98  DEC-99
Morton's Restaurant Group, Inc. Common Stock Index  $100.0   $93.8  $133.3  $164.6  $157.3  $129.2
NASDAQ Composite Stock Index                        $100.0  $140.3  $173.9  $213.1  $300.4  $556.0
Nation's Restaurant News Stock Index                $100.0  $140.3  $142.6  $154.6  $211.5  $199.8

                              CERTAIN TRANSACTIONS

    On October 21, 1996, Fleet National Bank ("Fleet") (formerly known as BankBoston, NA), which was previously the sole provider of the Company's
$75.0 million credit facility, as amended, syndicated a portion of the credit facility to Imperial Bank. Ms. Dianne Russell is a senior officer of Imperial Bank as well as a Director of Morton's Restaurant Group, Inc. Fleet has also syndicated portions of the credit facility to First Union Corporation and Chase Manhattan Bank.

    See also "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

                            APPOINTMENT OF AUDITORS
                                  (PROPOSAL 2)

    Subject to ratification by stockholders at the Annual Meeting, the Board of Directors of the Company, upon recommendation of the Audit Committee, has re-appointed KPMG LLP as independent auditors to audit the books and accounts of the Company for the fiscal year ending December 31, 2000.

    A representative of KPMG LLP is expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting, is required to approve Proposal 2.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR RATIFICATION OF THE RE-APPOINTMENT OF AUDITORS.

                PROPOSED ADOPTION OF THE 2000 STOCK OPTION PLAN
                                  (PROPOSAL 3)

    The Board of Directors proposes that the stockholders approve the adoption of the 2000 Stock Option Plan. The essential features of the 2000 Stock Option Plan are outlined below. Copies of the 2000 Stock Option Plan are available upon request to the Secretary of the Company. The proposed 2000 Stock Option Plan is attached as Appendix A hereto. The proposed 2000 Stock Option Plan was adopted by the Board of Directors on January 25, 2000, subject to stockholder approval.

DESCRIPTION OF THE STOCK OPTION PLAN

    PURPOSE. The purpose of the Stock Option Plan is to motivate and retain key employees who are responsible for the attainment of the primary long-term performance goals of the Company.

    GENERAL ADMINISTRATION. The 2000 Stock Option Plan must be administered by a committee of the Board of Directors comprised of two or more disinterested directors (the "Administrator") within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Act") and provides for grants of "incentive stock options" ("ISOs") as defined under the Internal Revenue Code, and nonqualified stock options ("NQSOs"). Options granted to employees under the 2000 Stock Option Plan have a maximum term of ten years, and are not transferable except by will or pursuant to the laws of descent and distribution. The Compensation and Stock Option Committee of the Board of Directors currently administers the 2000 Stock Option Plan.

    ELIGIBILITY. Any employee, consultant or director is eligible for selection by the Administrator as participants in the Plan.

    TERMS AND CONDITIONS OF THE OPTIONS; VESTING. The number of options granted under the 2000 Stock Option Plan and the exercise price of NQSOs is determined by the Administrator. The exercise price of an option shall be the fair market value of the shares subject to the option on the date of the grant. The 2000 Stock Option Plan provides that options vest and become exercisable with respect to 25% of the shares subject thereto two years after the date of the grant. Thereafter, options with respect to 25% of the shares subject thereto will vest and become exercisable on each of the third, fourth and fifth anniversary of the date of the grant. Options immediately vest and become exercisable upon a Change of Control.

    PAYMENT OF EXERCISE PRICE. The exercise price with respect to any option must be paid either (i) in cash, (ii) by delivering Common Stock already owned by the optionee for a period of six months or more and having a total fair market value on the date of such delivery equal to the option price, or
(iii) by a combination of (i) and (ii) above.

    TERMINATION OF EMPLOYMENT; DEATH. If an optionee ceases to be employed by the Company for any reason (other than death) such optionee has the right to exercise any vested options within three months after termination of employment. In the event of the optionee's death, the executor or administrator of the optionee's estate may exercise any vested options within three months after the date of the optionee's death. All options that have been granted to an optionee which have not vested as of the date of the optionee's termination of employment or death, as the case may be, shall terminate as of such date.

    ADJUSTMENTS. The 2000 Stock Option Plan provides that in the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares or similar change affecting the Common Stock, the number and kind of shares subject to option in outstanding option agreements and the purchase price per share shall be appropriately adjusted consistent with such change in such manner as the Board of Directors may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Stock Option Plan.

    AMENDMENT AND TERMINATION. The 2000 Stock Option Plan provides that the Board of Directors may, with prospective or retroactive effect, amend, suspend or terminate the 2000 Stock Option Plan or any portion thereof; provided, however, that no such amendment, suspension or termination deprives any participant of any right with respect to any option granted thereunder without such participant's consent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS

    INCENTIVE STOCK OPTIONS.  All options that qualify under the rules of
Section 422 of the Internal Revenue Code will be entitled to "incentive stock option" treatment. In general, neither the grant nor the exercise of an ISO granted under the 2000 Stock Option Plan will result in taxable income to the employee or a deduction to the Company. The sale of Common Stock received pursuant to the exercise of such an option will result in a long-term capital gain or loss to the employee equal to the difference between the amount realized on the sale and the exercise price and will not result in a tax deduction to the Company. To receive ISO treatment, the employee must not dispose of the Common Stock within two years after the option is granted and must hold the Common Stock itself for at least one year after the transfer of such Common Stock to such employee.

    If Common Stock acquired pursuant to the exercise of an ISO is disposed of by the employee prior to the expiration of two years from the date of grant of the ISO or within one year from the date such Common Stock is transferred to the employee upon option exercise (a "disqualifying disposition"), any gain realized by the employee generally will be taxable at the time of such disqualifying disposition as (i) ordinary income to the extent of the difference between the option price and the lesser of (a) the fair market value of the Common Stock on the date the ISO is exercised, (or, with respect to officers, directors and persons deemed to be beneficial owners of more than 10% of the Common Stock, the date when the restrictions of Section 16(b) of the Act lapse (generally six months after the date of grant)) or (b) the amount realized on such disqualifying disposition and (ii) short-term or long-term capital gain to the extent of any excess of the amount realized on the disposition over the fair market value of the Common Stock on the date that the incentive stock option is exercised. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the employee at the time such income is recognized. Any capital gain realized by the employee will be long-term or short-term capital gain depending on the employee's holding period of the stock disposed of.

    Certain employees may be subject to an "alternative minimum tax" as a result of the exercise of an incentive stock option. In general, the tax base for the alternative minimum tax is "alternative minimum taxable income" which is defined as the employee's adjusted gross income, as modified by certain adjustments, plus "tax preference" items for the year, reduced by certain deductions. This amount is then reduced by an "exemption amount" and is subject to tax at a specified rate. The "exemption amount" is reduced, but not below zero, depending on the individual's "alternative minimum taxable income". The alternative minimum tax is imposed to the extent that it exceeds an individual's regular tax liability. For purposes of the alternative minimum tax the difference between the fair market value of the acquired Common Stock on the exercise date and the exercise price of the option must be included in alternative minimum taxable income for the year in which the option is exercised. The employee will then have a basis in the Common Stock for alternative minimum tax purposes equal to the exercise price of the option plus the amount of income recognized for alternative minimum tax purposes.

    Payment for Common Stock upon the exercise of an incentive stock option may be made in whole or in part with other shares of Common Stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an incentive stock option to acquire other stock in connection with the exercise of an incentive stock option, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option.

    NON-QUALIFIED STOCK OPTIONS. With respect to NQSOs, generally, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Except as described in the following paragraph, upon exercise of a NQSO a participant will recognize an amount of ordinary income, and the Company will be entitled to a corresponding tax deduction, equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. This income will constitute wages subject to withholding of applicable taxes.

    If a NQSO granted under the 2000 Stock Option Plan is held by a participant who is subject to the provisions of Section 16 of the Act (I.E., an officer (as defined under Section 16(a) of the Act), a director or a person deemed to be a beneficial owner of greater than 10% of the Common Stock, hereinafter referred to as a "Reporting Person"), the stock received by the Reporting Person may be subject to the restrictions of Section 16(b) of the Act if Common Stock received with respect to the NQSO is sold within six months after the later of the grant date and the date the stockholders approved the Stock Option Plan or if the NQSO is exercised at a time when the NQSO is "out of the money." In such a case, neither the Reporting Person nor the Company will incur tax consequences at the time of exercise unless the Reporting Person elects to be taxed currently pursuant to Section 83(b) of the Internal Revenue Code. If such an election is made within 30 days after the transfer of such shares pursuant to the exercise of the option, the Reporting Person will recognize ordinary income immediately (and the Company will be entitled to a corresponding tax deduction) as described in the preceding paragraph. If such an election is not made, the Reporting Person will recognize ordinary income (and the Company will be entitled to a corresponding deduction) when the restrictions of Section 16(b) of the Act lapse (generally six months after the grant date). The amount of income that will be recognized upon lapse of the restriction of Section 16(b) of the Act (and the amount of the deduction that will be allowed to the Company) will equal the amount by which the fair market value of the Common Stock on the lapse date exceeds the option price of the NQSO. In any case, the income taxable to the Reporting Person will be subject to withholding of applicable taxes.

    OTHER TAX MATTERS. Upon the death of an employee who has not exercised his options, the value of such unexercised options will be includable in the employee's estate for Federal estate tax purposes. Upon the exercise of such an option which is a NQSO, the holder will recognize compensation income as described above, and will be allowed a deduction based upon any estate tax paid with respect to the value of the options.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting, is required for approval of the adoption of the 2000 Stock Option Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR APPROVAL OF THE ADOPTION OF THE STOCK OPTION PLAN.

                            STOCKHOLDERS' PROPOSALS

    Proposals of stockholders to be presented at the annual meeting to be held in 2001 must be received by November 22, 2000 in order for such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to such meeting. Stockholders who do not present proposals for inclusion in the Proxy Statement but who still intend to submit a proposal at the 2001 annual meeting, and stockholders who intend to submit nominations for directors at the meeting, are required to notify the Secretary of the Company of their proposal or nominations, and provide certain other information, in accordance with and during the time period set forth in the Company's Certificate of Incorporation and By-laws. See "Election of Directors--Meetings of the Board of Directors and Committees" for a brief summary of the procedure and time period for submitting nominations for directors. Additional information and a copy of the Certificate of Incorporation and By-laws may be obtained from the Secretary of the Company, Morton's Restaurant Group, Inc., 3333 New Hyde Park Road, New Hyde Park, New York 11042.

      REPORTING UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended January 2, 2000.

                                 OTHER BUSINESS

    The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                           INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report" and "Performance Graph" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                           ANNUAL REPORT ON FORM 10-K

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 2000, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THOMAS J. BALDWIN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MORTON'S RESTAURANT GROUP, INC., 3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NEW YORK 11042.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                        By order of the Board of Directors

                                        Agnes Longarzo
                                        SECRETARY

March 28, 2000

                                                                       EXHIBIT A

                        MORTON'S RESTAURANT GROUP, INC.
                             2000 STOCK OPTION PLAN

    1. PURPOSE. The purpose of the Morton's Restaurant Group, Inc. 2000 Stock Option Plan is to motivate employees, consultants and directors to use their best efforts on behalf of Morton's Restaurant Group, Inc. and to retain such employees, consultants and directors.

    2. DEFINITIONS. When used herein, the following terms shall have the following meanings:

        "Administrator" means a committee of the Board comprised of two or more disinterested directors, within the meaning of Securities and Exchange Commission Rule 16b-3, duly appointed to administer the Plan.

        "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

        "Board" means the Board of Directors of the Corporation.

        "Change of Control" mean either of the following events: (a) any Person becomes the Beneficial Owner, directly or indirectly, of securities representing a majority of the combined voting power of the Corporation's then outstanding securities generally entitled to vote for the election of members of the Board or (b) as a result of a cash tender offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transaction (a "Transaction"), the individuals who were members of the Board immediately before the Transaction shall cease to constitute a majority of the Board of the Corporation or of any successor to the Corporation.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" means Common Stock ($.01 par value) of the Corporation.

        "Corporation" means Morton's Restaurant Group, Inc., a Delaware corporation.

        "Effective Date" means May 10, 2000.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended or any successor statute thereto.

        "Fair Market Value" means on any day, with respect to Common Stock which is (i) listed on a United States securities exchange, the last sales price of such stock on such day on the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was so open,
    (ii) not listed on a United States securities exchange but is included in the NASDAQ National Market System, the last sales price of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (iii) neither listed on a United States securities exchange nor included in the NASDAQ National Market System, the fair market value of such stock as determined from time to time by the Board in its sole discretion.

        "Incentive Stock Option" means an Option that is designated by the Administrator as an incentive stock option and qualifies as such within the meaning of Section 422 of the Code and is granted by the Administrator to a Participant.

        "Nonqualified Stock Option" means an Option, which is not an Incentive Stock Option, granted by the Administrator to a Participant.

        "Option" means a right granted under the Plan to a Participant to purchase a stated number of shares of Common Stock as an Incentive Stock Option or Nonqualified Stock Option.

        "Option Period" means the period within which the Option may be exercised pursuant to the Plan.

        "Participant" means an employee, consultant or director of the Corporation or any subsidiary corporation who is selected to participate in the Plan in accordance with Section 4.

        "Person" means any individual, partnership, firm, trust, corporation or similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Corporation, such partnership, limited partnership, syndicate or group shall be deemed a Person.

        "Plan" means the Morton's Restaurant Group, Inc. Stock Option Plan.

    3. ADMINISTRATION. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority to:

    (a) select the Participants;

    (b) determine the number of shares of Common Stock to be optioned to each Participant; provided, however, that no Option shall be granted after the expiration of the period of ten years from the Effective Date;

    (c) determine whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option; and

    (d) establish from time to time regulations for the administration of the Plan, interpret the Plan, delegate in writing administrative matters to committees of the Board or to others, and make such other determinations and take such other action, as it deems necessary or advisable for the administration of the Plan.

    All decisions, actions and interpretations of the Administrator shall be final, conclusive and binding upon all parties.

    4. PARTICIPATION. Participants in the Plan shall be those employees, consultants or directors of the Corporation or any subsidiary corporation who have been notified in writing by the Administrator that they have been selected to participate in the Plan; provided, however, that no employee who owns more than 10% of the total combined voting power of all classes of stock of the Corporation or of its parent or subsidiary corporation, determined at the time the Option is proposed to be granted, shall be eligible for the grant of an Incentive Stock Option; and provided further that Incentive Stock Options may only be granted to employees of the Corporation or its subsidiaries.

    5. SHARES SUBJECT TO THE PLAN. Options may be granted by the Administrator to Participants from time to time to purchase not more than an aggregate of 550,000 shares of Common Stock and 550,000 such shares shall be reserved for Options granted under the Plan (subject to adjustment as provided in Section 7(i)); provided that the aggregate number of shares of Common Stock that may be granted to any single individual in the form of Options under the Plan shall not exceed 250,000 shares. The shares issued upon the exercise of Options granted under the Plan may be authorized and unissued shares, shares held in the treasury of the Corporation, or shares purchased on the open market by the Corporation (at such time or times and in such manner as it may determine). The Corporation shall be under no obligation to acquire Common Stock for distribution to Participants before payment in shares of Common Stock is due. If any Option granted under the Plan shall be cancelled or expire, new options may thereafter be granted covering such shares.

    6. GRANTING OPTIONS. Options under the Plan may be granted to Participants at such time or times as the Administrator shall determine. In the event that on or after the tenth anniversary of the Effective Date there remain shares of Common Stock authorized for use under the Plan which are not covered by Options, such shares shall be available for use under a new stock option or other equity compensation plan, or otherwise, as approved by the Board.

    7. TERMS AND CONDITIONS OF OPTIONS. Each Option granted under the Plan shall be evidenced by a written agreement, in form approved by the Administrator which shall be subject to the following express terms and conditions and to such other terms and conditions as the Administrator may deem appropriate:

    (a) OPTION PERIOD. Each Option agreement shall specify that the Option thereunder is granted for a period of ten (10) years from the date of grant and shall provide that the Option shall expire on such ten
       (10) year anniversary.

    (b) OPTION PRICE. The Option price per share shall be the Fair Market Value at the time the Option is granted.

    (c) EXERCISE OF OPTION. Subject to Section 7(f) and 7(m) of the Plan, Options shall become exercisable such that on the second anniversary from the date of grant the amount exercisable shall be 25% and on each of the third, fourth and fifth anniversaries from the date of grant the amount exercisable shall cumulatively increase by 25%, as set forth in the following schedule provided, however, that the Administrator may, in its discretion, provide for such other exercisability schedules in a written agreement for any Option or accelerate the exercisability of any Option granted under the Plan.

YEARS FROM                                                      AMOUNT
DATE OF GRANT                                                 EXERCISABLE
-------------                                                 -----------
One.........................................................        0%
Two.........................................................       25%
Three.......................................................       50%
Four........................................................       75%
Five........................................................      100%

    (d) LIMITATION ON AMOUNT OF INCENTIVE STOCK OPTIONS GRANTED. To the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (whether under the terms of the Plan or any other stock option plan of the Corporation or of its parent or any subsidiary corporation) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. Fair Market Value shall be determined as of the time the Option with respect to such stock is granted.

    (e) PAYMENT OF OPTION PRICE UPON EXERCISE. The option price of the shares as to which an Option shall be exercised shall be paid to the Corporation at the time of exercise at the option of the Participant either (i) in cash, or (ii) by delivering Common Stock of the Corporation already owned by the optionee for a period of not less than six (6) months and having a total Fair Market Value on the date of such delivery equal to the option price or (iii) by delivering a combination of cash and such Common Stock of the Corporation having a total Fair Market Value on the date of such delivery equal to the option price.

    (f) TERMINATION OF EMPLOYMENT OR RELATIONSHIP. In the event the employment or relationship of a Participant terminates for any reason, the Options granted to such Participant and which are exercisable as of the date of termination of employment or relationship may be so exercised within three (3) months after termination of employment or relationship and shall then terminate. All Options that have been granted to a Participant which are not exercisable as of the date of the Participant's termination of employment or relationship shall terminate as of such date.

    (g) TRANSFERABILITY OF OPTIONS. No Option granted under the Plan and no right arising under such Option shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the optionee an Option shall be exercisable only by him. Any Option exercisable at the date of the Participant's death and transferred by will or by the laws of descent and distribution shall be exercisable in accordance with the terms of such Option by the executor or administrator, as the case may be, of the Participant's estate for a period of three (3) months after the date of the Participant's death and shall then terminate. All Options not exercisable at the date of the Participant's death shall terminate as of such date.

    (h) INVESTMENT REPRESENTATION. Each Option agreement may contain an undertaking that, upon demand by the Administrator for such a representation, the optionee (or any person acting under Section 7(g)) shall deliver to the Administrator at the time of any exercise of an Option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the optionee or such other person to purchase any shares.

    (i) ADJUSTMENTS IN EVENT OF CHANGE IN COMMON STOCK. In the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares subject to Option in outstanding Option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan. Without limiting the generality of the foregoing if the Corporation's common stock is recapitalized into new multiple classes of common stock, the kind of shares subject to Option shall be those common shares intended for broad general ownership rather than any class of special super-voting or other control stock.

    (j) OPTIONEES TO HAVE NO RIGHTS AS STOCKHOLDERS. No optionee shall have any rights as a stockholder with respect to any shares subject to his Option prior to the date on which he is recorded as the holder of such shares on the records of the Corporation.

    (k) PLAN AND OPTION NOT TO CONFER RIGHTS WITH RESPECT TO CONTINUANCE OF EMPLOYMENT OR RELATIONSHIP. Neither the Plan nor any action taken thereunder shall be construed as giving any individual the right to be retained as an employee, consultant or director, nor shall it interfere in any way with the right of the Corporation or any subsidiary to terminate any Participant's employment or relationship at any time with or without cause.

    (l) OTHER OPTION PROVISIONS. The form of option agreement authorized by the Plan may contain such other provisions as the Administrator may, from time to time, determine.

    (m) EFFECT OF A CHANGE OF CONTROL. Notwithstanding any of the other provisions of Section 7 hereof, if there should be a Change of Control of the Corporation, the Corporation shall give each Participant written notice of such Change of Control as promptly as practicable (and, if possible, prior to the effective date thereof) and all of the Options granted to a Participant not currently exercisable shall become immediately exercisable as of the effective date of such Change of Control.

    8. NO CLAIM OR RIGHT UNDER THE PLAN. No individual shall at any time have the right to be selected as a Participant in the Plan nor, having been selected as a Participant and granted an Option, to be granted any additional option.

    9. LISTING AND QUALIFICATION OF SHARES. The Plan, the grant and exercise of Options thereunder, and the obligation of the Corporation to sell and deliver shares under such Options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation, in its discretion, may postpone the issuance or delivery of shares upon any exercise of an Option until completion of any stock exchange listing, or other qualification of such shares under any state or federal law, rule or regulation as the Corporation may consider appropriate, and may require any Participant, beneficiary or legal representative to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

    10. TAXES. The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to Options under the Plan including, but not limited to (a) reducing the number of shares of Common Stock otherwise deliverable, based upon their Fair Market Value on the date of exercise, to permit deduction of the amount of any such withholding taxes from the amount otherwise payable under the Plan, (b) deducting the amount of any such withholding taxes from any other amount then or thereafter payable to a Participant, or (c) requiring a Participant, beneficiary or legal representative to pay to the Corporation the amount required to be withheld or to execute such documents as the Corporation deems necessary or desirable to enable it to satisfy its withholding obligations as a condition of releasing the Common Stock.

    11. NO LIABILITY OF BOARD MEMBERS. No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Board or the Administrator nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

    12. AMENDMENT OR TERMINATION. The Board may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment, suspension or termination of the Plan shall deprive any Participant of any right with respect to any Option granted under the Plan without his written consent.

    13. CAPTIONS. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

    14. GOVERNING LAW. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

    15. EFFECTIVE DATE. The Plan shall become effective as of the Effective Date, subject to approval of the stockholders of the Corporation.